EXHIBIT 99.1

                                  PRESS RELEASE

                            UNITED COMMUNITY BANCORP
                             ANNOUNCES CASH DIVIDEND

         Lawrenceburg, Ind., July 26, 2007 - United Community Bancorp (the "Company") (Nasdaq: UCBA) today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share, payable on or about August 31, 2007 to stockholders of record as of the close of business on August 13, 2007.

         United Community MHC, the Company's mutual holding company parent, will waive receipt of the dividend.

         United Community Bancorp is the parent company of United Community Bank. United Community Bank is a federally chartered savings bank offering traditional services and products from its main office and three branch offices in Lawrenceburg, Indiana, a branch in Aurora, Indiana, and its branch in St. Leon, Indiana.



Contact: United Community Bancorp
         William F. Ritzmann, President and Chief Executive Officer
         (812) 537-4822